PRICING SUPPLEMENT                                         File No. 333-122639
---------------------                                           Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005
Pricing Supplement Number: 2445

                          Merrill Lynch & Co., Inc.
                         Medium Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                             Floating Rate Notes


Principal Amount:       $250,000,000                          Original Issue Date:                 June 16, 2005

CUSIP Number:           59018YVJ7                             Stated Maturity Date:                June 15, 2007

Issue Price:            100%


Interest Calculation:                                         Day Count Convention:
---------------------                                         ---------------------
[x|  Regular Floating Rate Note                               [x|  Actual/360
[_]  Inverse Floating Rate Note                               [_]  30/360
[_]  (Fixed Interest Rate):                                   [_]  Actual/Actual



Interest Rate Basis:
-------------------
[x|  LIBOR                                                    [_]  Commercial Paper Rate
[_]  CMT Rate                                                 [_]  Eleventh District Cost of Funds Rate
[_]  Prime Rate                                               [_]  CD Rate
[_]  Federal Funds Rate                                       [_]  Other (see attached)
[_]  Treasury Rate
 Designated CMT Page:                                       Designated LIBOR Page:
              CMT Moneyline Telerate Page:                           LIBOR Moneyline Telerate Page: 3750
                                                                              LIBOR Reuters Page:


Index Maturity:         Three Months                          Minimum Interest Rate:               Not Applicable



Spread:                  + 0.03%                              Maximum Interest Rate:               Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue   Spread Multiplier:                   Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Quarterly, on the 15th of March, June, September and December, commencing on
                        September 15, 2005, subject to modified following Business Day convention.


Interest Payment Dates: Quarterly, on the 15th of March, June, September and December, commencing on
                        September 15, 2005, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank, N.A.

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Loop Capital Markets and
                        Muriel Siebert & Company (the "Underwriters"), are acting as principals in this transaction.
                        MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated June 13, 2005 (the "Agreement"), between Merrill Lynch & Co., Inc.
                        (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                        Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters                                                Principal Amount of the Notes
                        ------------                                                -----------------------------

                        Merrill Lynch, Pierce, Fenner & Smith                                        $245,000,000
                                    Incorporated
                        Loop Capital Markets LLC                                                       $2,500,000
                        Muriel Siebert & Company                                                       $2,500,000
                                                                                                       ----------
                                                         Total                                       $250,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue
                        Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:  0.175%

Dated:                  June 13, 2005